As filed with the Securities and Exchange Commission on December 28, 2017
Registration No. 333-214033
Registration No. 333-207059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
TO
FORM S-3 REGISTRATION STATEMENT NO. 333-214033
FORM S-3 REGISTRATION STATEMENT NO. 333-207059

UNDER
THE SECURITIES ACT OF 1933

SORRENTO TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	27-0881542
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
20 Independence Boulevard Warren, NJ 07059 (908) 605-4700 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copies to:

Lars Boesgaard Vice President and Chief Financial Officer Sorrento Tech, Inc. 20 Independence Boulevard Warren NJ, 07059	Steven M. Skolnick Meredith Prithviraj Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☒

TERMINATION OF REGISTRATION
These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively and as amended to date, the “Registration Statements”) filed by Sorrento Tech, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, which registered certain securities of the Company:

Registration No. 333-207059 relates to the public offering of up to $100,000,000 of securities of the Company, filed on September 21, 2015, as amended on October 5, 2015;

Registration No. 333-214033 relates to 6,283,168 shares of common stock, par value $0.001 per share, of the Company, offered for resale, from time to time, by certain selling stockholders, filed on Form S-3 on October 7, 2016, as amended on October 21, 2016;

In connection with the Company’s previously announced plan to file its certificate of dissolution with the Secretary of State of the State of Delaware on December 28, 2017 and complete a dissolution and liquidation, the Company has decided to terminate all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warren, State of New Jersey, on this the 28th day of December, 2017.

Sorrento Tech, Inc.

By:	/s/ Mary Duseau
Mary Duseau
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary Duseau	President, Chief Executive Officer and Director (Principal Executive Officer)	December 28, 2017
Mary Duseau
/s/ Lars Boesgaard	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2017
Lars Boesgaard

/s/ M. James Barrett, Ph.D.	Director	December 28, 2017
M. James Barrett, Ph.D.

/s/ Michael P. Doyle, Ph.D.	Director	December 28, 2017
Michael P. Doyle, Ph.D

/s/ David W.J. McGirr	Director	December 28, 2017
David W. J. McGirr

/s/ Paul G. Thomas	Director	December 28, 2017
Paul G. Thomas

/s/ Nicholas J. Valeriani	Director	December 28, 2017
Nicholas J. Valeriani